Exhibit 99.1

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
David Stern, Chief Financial Officer	Joe Hassett
(856) 768-4943	(610) 642-8253
A.C. Moore Reports Second Quarter 2009 Results
Berlin, New Jersey, August 13, 2009 — A.C. Moore Arts & Crafts, Inc. (NASDAQ: ACMR) (the “Company” or “A.C. Moore”) today announced results for the three and six month periods ended July 4, 2009.
Sales for the second quarter of fiscal 2009 were $104.4 million, compared to sales of $126.4 million during the second quarter of fiscal 2008. Sales were impacted by operating six fewer stores than during the comparable period in 2008 and by a decrease in comparable store sales of 13.8%. Pre-tax loss for the quarter was $8.1 million, compared to a pre-tax loss of $6.7 million for the quarter last year. In the second quarter of 2009, the Company was not able to record a tax benefit related to the loss. In the comparable period in 2008, the Company recorded an income tax benefit of $2.4 million, or $0.12 per share. Net loss for the quarter was $8.1 million, or $0.38 per share, compared with a net loss of $4.3 million, or $0.21 per share, in the comparable period last year. Second quarter 2008 results include charges related to the non-cash fixed asset impairment of $0.07 per share.
Sales for the six months ended July 4, 2009 were $213.1 million, compared to sales of $253.0 million during the comparable period of 2008. Sales were impacted by operating fewer stores than during the comparable period in 2008 and by a decrease in comparable store sales of 13.6%. Pre-tax loss was $12.4 million for the six months ended July 4, 2009, compared to a pre-tax loss of $9.1 million for the comparable period last year. For the six months ended July 4, 2009, the Company was not able to record a tax benefit related to the loss. In the comparable period of 2008, the Company recorded an income tax benefit of $3.1 million, or $0.15 per share. Net loss for the six months ended July 4, 2009 was $12.5 million, or $0.60 per share, compared with a net loss of $6.0 million, or $0.30 per share in the comparable period of 2008. 2008 results include charges related to the non-cash fixed asset impairment of $0.07 per share.
Rick Lepley, Chief Executive Officer, said, “While we are not satisfied with the results for the second quarter, revenue was in line with our expectations. We continue to focus on driving sales and are pleased with the results of our initiatives to manage inventory, enhance our supply chain systems, and improve our cash position.”

The Company will host a conference call beginning at 8:30 a.m., Eastern Time, on Thursday, August 13, 2009 to discuss second quarter 2009 results. To participate in the conference call, please call 800-559-6679 and provide the operator with passcode #22416063. If you are unable to access the live call, please dial 800-642-1687 and enter pin #98363393 to access the taped digital replay. The replay will be available at approximately 9:30 a.m. ET on August 13, 2009 and will remain available until August 20, 2009 at 11:59 p.m.
A simultaneous webcast of the conference call may be accessed at www.acmoore.com. Go to “About Us” and click on “Corporate Profile.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends on the Company’s website.
About A.C. Moore:
A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 133 stores located in the Eastern United States from Maine to Florida and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.
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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the failure to consummate our identified strategic objectives, the effect of economic conditions and fuel prices, our ability to implement our business and operating initiatives to improve sales and profitability, our ability to comply with the terms of our credit facility, our ability to comply with NASDAQ listing requirements, changes in the labor market and our ability to hire and retain associates and members of senior management, the impact of existing or future government regulation, our ability to increase the number of stores we operate and the profitability of existing stores, how well we manage our growth, execution and results of our real estate strategy, competitive pressures, customer demand and trends in the arts and crafts industry, inventory risks, the impact of unfavorable weather conditions, disruption in our operations or supply chain, changes in our relationships with suppliers, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies and other risks detailed in the Company’s Securities and Exchange Commission (“SEC”) filings. A.C. Moore undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise.
[Tables Follow]

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	July 4,	January 3,	June 30,
	2009	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$55,981	$74,437	$45,625
Inventories	118,671	109,365	136,591
Prepaid expenses and other current assets	7,906	14,851	16,831

	182,558	198,653	199,047

Non-current assets:
Property and equipment, net	89,831	92,403	98,416
Other assets	2,782	2,690	2,259

	$275,171	$293,746	$299,722

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$19,000	$29,071	$2,571
Trade accounts payable	39,595	39,274	39,817
Other current liabilities	23,448	28,234	18,821

	82,043	96,579	61,209

Non-current liabilities:
Long-term debt	—	—	17,786
Deferred tax liability and other	3,371	4,560	7,268
Accrued lease liability	17,128	18,307	20,299

	20,499	22,867	45,353

	102,542	119,446	106,562

Shareholders’ Equity	172,629	174,300	193,160

	$275,171	$293,746	$299,722

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Quarter Ended		Six months ended
	July 4,	June 30,	July 4,	June 30,
	2009	2008	2009	2008

Net sales	$104,442	$126,430	$213,089	$252,974
Cost of sales ( including buying and distribution costs)	60,978	74,067	123,078	146,500

Gross margin	43,464	52,363	90,011	106,474
Selling, general and administrative expenses	51,211	57,657	101,044	113,267
Store pre-opening and closing expenses	284	1,328	682	1,956

Loss from operations	(8,031)	(6,622)	(11,715)	(8,749)
Net interest expense	96	65	694	371

Loss before income taxes	(8,127)	(6,687)	(12,409)	(9,120)
Provisions for (benefit of) income taxes	22	(2,422)	48	(3,088)

Net loss	$(8,149)	$(4,265)	$(12,457)	$(6,032)

Basic net loss per share	$(0.38)	$(0.21)	$(0.60)	$(0.30)

Diluted net loss per share	$(0.38)	$(0.21)	$(0.60)	$(0.30)

Basic weighted average shares outstanding	21,313,000	20,299,000	20,881,000	20,299,000

Diluted weighted average shares outstanding	21,313,000	20,299,000	20,881,000	20,299,000